EXHIBIT 16.1

[LETTERHEAD OF ROTHSTEIN, KASS & COMPANY, P.C.]

November 12, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Re: Global ePoint, Inc.

We have read the statements that we understand Global ePoint, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/    Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.